Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Feb. 4, 2025) - Amgen (NASDAQ:AMGN) today announced financial results for the fourth quarter and full year of 2024 versus comparable periods in 2023.

“Robust growth in sales and earnings throughout 2024 reflects the momentum of our business. With strong performance globally, we are investing heavily in our rapidly advancing pipeline to deliver innovative therapies across our four therapeutic areas," said Robert A. Bradway, chairman and chief executive officer.

Key results include:
•For the fourth quarter, total revenues increased 11% to $9.1 billion in comparison to the fourth quarter of 2023.
◦Product sales grew 11%, primarily driven by 14% volume growth. Excluding sales from our Horizon Therapeutics (Horizon) acquisition, product sales grew 10%, driven by volume growth of 15%.
◦Ten products delivered at least double-digit sales growth in the fourth quarter, including Repatha® (evolocumab), BLINCYTO® (blinatumomab), TEZSPIRE® (tezepelumab-ekko), EVENITY® (romosozumab-aqqg), and TAVNEOS® (avacopan).
◦Our performance included $1.2 billion of sales from our rare disease products, driven by several first-in-class, early-in-lifecycle medicines, including TEPEZZA® (teprotumumab-trbw), KRYSTEXXA® (pegloticase), UPLIZNA® (inebilizumab-cdon), and TAVNEOS®.
•For the full year, total revenues increased 19% to $33.4 billion in comparison to the full year of 2023.
◦Product sales grew 19%, primarily driven by 23% volume growth, partially offset by 2% lower net selling price. Excluding sales from our Horizon acquisition, product sales grew 7%, driven by volume growth of 11%.
◦Ten products delivered at least double-digit sales growth for the full year, including Repatha®, TEZSPIRE®, EVENITY®, BLINCYTO®, and TAVNEOS®.
◦21 products achieved record sales for the full year.
•GAAP earnings per share (EPS) decreased 18% from $1.42 to $1.16 for the fourth quarter, primarily driven by mark-to-market losses on our equity investments, partially offset by higher revenues. For the full year, GAAP EPS decreased 39% from $12.49 to $7.56, primarily

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

driven by higher operating expenses, including amortization expense from Horizon acquisition-related assets and incremental operating expenses from Horizon, and overall mark-to-market losses on our equity investments in 2024, partially offset by higher revenues.
◦For the fourth quarter, GAAP operating income increased from $1.3 billion to $2.3 billion, and GAAP operating margin increased 10.3 percentage points to 26.5%. For the full year, GAAP operating income decreased from $7.9 billion to $7.3 billion, and GAAP operating margin decreased 6.6 percentage points to 22.7%.
•Non-GAAP EPS increased 13% from $4.71 to $5.31 for the fourth quarter, driven by higher revenues, partially offset by higher operating expenses. For the full year, non-GAAP EPS increased 6% from $18.65 to $19.84, driven by higher revenues, partially offset by higher operating expenses, including incremental operating expenses from Horizon, and higher interest expense.
◦For the fourth quarter, non-GAAP operating income increased from $3.7 billion to $4.0 billion, and non-GAAP operating margin decreased 0.4 percentage points to 46.3%. For the full year, non-GAAP operating income increased from $13.4 billion to $15.0 billion, and non-GAAP operating margin decreased 2.9 percentage points to 46.9%.
•The Company generated $10.4 billion of free cash flow for the full year versus $7.4 billion in 2023, driven by business performance and timing of working capital items, primarily collections, partially offset by higher net interest expense.
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis,” “free cash flow” (computed by subtracting capital expenditures from operating cash flow), “EBITDA, or earnings before interest, taxes, depreciation and amortization” (computed by adding interest expense, provision for income taxes, and depreciation and amortization expense to GAAP net income) and “debt leverage ratio” (calculated as the ratio of GAAP total debt to EBITDA) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

Product Sales Performance

General Medicine

•Repatha® (evolocumab) sales increased 45% year-over-year to $606 million in the fourth quarter, primarily driven by volume growth. Full year sales increased 36%, primarily driven by 43% volume growth, partially offset by 10% lower net selling price. For 2025, we expect lower declines in net selling price.

•EVENITY® (romosozumab-aqqg) sales increased 36% year-over-year to $431 million in the fourth quarter and 35% for the full year, driven by volume growth.

•Prolia® (denosumab) sales increased 5% year-over-year to $1.2 billion in the fourth quarter and 8% for the full year, driven by volume growth. For 2025, we expect sales erosion driven by biosimilar competition.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Rare Disease

Except for TAVNEOS®, the products listed below were added through the acquisition of Horizon on Oct. 6, 2023.

•TEPEZZA® (teprotumumab-trbw) generated $460 million of sales in the fourth quarter and $1.9 billion for the full year. TEPEZZA is the first and only approved treatment for thyroid eye disease (TED) in the U.S. and Japan.

•KRYSTEXXA® (pegloticase) generated $346 million of sales in the fourth quarter and $1.2 billion for the full year. KRYSTEXXA is the first and only FDA-approved treatment for chronic refractory gout.

•UPLIZNA® (inebilizumab-cdon) generated $101 million of sales in the fourth quarter and $379 million for the full year. UPLIZNA is used to treat adults with neuromyelitis optica spectrum disorder (NMOSD).

•TAVNEOS® (avacopan) generated $81 million of sales in the fourth quarter. Sales increased 84% year-over-year in the fourth quarter and 111% for the full year, primarily driven by volume growth. TAVNEOS is a first-in-class treatment for severe active anti-neutrophil cytoplasmic autoantibody-associated vasculitis (ANCA-associated vasculitis).

•Ultra-Rare products, which consist of RAVICTI® (glycerol phenylbutyrate), PROCYSBI® (cysteamine bitartrate), ACTIMMUNE® (interferon gamma-1b), QUINSAIR® (levofloxacin), and BUPHENYL® (sodium phenylbutyrate), generated $214 million of sales in the fourth quarter and $758 million for the full year.

Inflammation

•TEZSPIRE® (tezepelumab-ekko) sales increased 67% year-over-year to $296 million in the fourth quarter and 71% for the full year, primarily driven by volume growth.

•Otezla® (apremilast) sales decreased 1% year-over-year to $624 million in the fourth quarter, driven by 7% lower net selling price, partially offset by 5% volume growth. Sales decreased 3% for the full year, primarily driven by 8% lower net selling price, partially offset by 3% volume growth.

•Enbrel® (etanercept) sales were flat year-over-year at $1.0 billion in the fourth quarter as 7% favorable changes to estimated sales deductions were offset by lower net selling price. Full year sales decreased 10%, driven by lower net selling price. For 2025, we expect continued declining net selling price and relatively flat volumes.

We expect Otezla and Enbrel to follow the historical pattern of lower sales in the first quarter relative to subsequent quarters due to the impact of benefit plan changes, insurance reverification and increased co-pay expenses as U.S. patients work through deductibles.

•AMJEVITA®/AMGEVITA™ (adalimumab) sales increased 84% year-over-year to $294 million in the fourth quarter and 22% for the full year, driven by volume growth, partially offset by lower net selling price.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Oncology

•BLINCYTO® (blinatumomab) sales increased 58% year-over-year to $381 million in the fourth quarter and 41% for the full year, primarily driven by volume growth.

•Vectibix® (panitumumab) sales decreased 2% year-over-year to $246 million in the fourth quarter, driven by 5% unfavorable foreign exchange impact and 4% lower volume, partially offset by higher net selling price. Sales increased 6% for the full year, driven by 8% higher net selling price and 4% volume growth, partially offset by unfavorable foreign exchange impact.

•KYPROLIS® (carfilzomib) sales increased 6% year-over-year to $372 million in the fourth quarter and 7% for the full year, driven by volume growth outside the U.S.

•LUMAKRAS®/LUMYKRAS™ (sotorasib) sales increased 10% year-over-year to $85 million in the fourth quarter, primarily driven by volume growth. Sales increased 25% for the full year, driven by volume growth and favorable changes to estimated sales deductions.

•XGEVA® (denosumab) sales increased 6% year-over-year to $561 million in the fourth quarter, driven by volume growth. Sales increased 5% for the full year, driven by higher net selling price. For 2025, we expect sales erosion driven by biosimilar competition.

•Nplate® (romiplostim) sales decreased 13% year-over-year to $337 million in the fourth quarter. Excluding a fourth quarter 2023 U.S. government order of $62 million, Nplate sales grew 4% year-over-year in the fourth quarter, driven by volume growth. Full year sales decreased 1%. U.S. government orders were $128 million in 2024 compared to $286 million in 2023. Excluding these U.S. government orders, Nplate sales grew 12% year-over-year for the full year, driven by 8% volume growth and 6% higher net selling price.

•IMDELLTRA® (tarlatamab-dlle) generated $67 million of sales in the fourth quarter. Sales increased 86% quarter-over-quarter, driven by volume growth and inventory levels. IMDELLTRA is the first and only FDA-approved bispecific T-cell engager (BiTE®) therapy for the treatment of extensive-stage small cell lung cancer (ES-SCLC).

•MVASI® (bevacizumab-awwb) sales decreased 8% year-over-year to $173 million in the fourth quarter and 9% for the full year.

Established Products

•Our established products, which consist of EPOGEN® (epoetin alfa), Aranesp® (darbepoetin alfa), Parsabiv® (etelcalcetide), and Neulasta® (pegfilgrastim), generated $500 million of sales in the fourth quarter. Sales decreased 29% year-over-year for the fourth quarter, driven by volume declines, unfavorable changes to estimated sales deductions and lower net selling price. Sales decreased 19% for the full year, driven by volume declines, lower net selling price and unfavorable changes to estimated sales deductions.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q4 ’24			Q4 ’23	YOY Δ
	U.S.	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$315	$291	$606	$417	45%
EVENITY®	325	106	431	318	36%
Prolia®	775	390	1,165	1,107	5%
TEPEZZA®(1)	456	4	460	448	3%
KRYSTEXXA®(1)	346	—	346	272	27%
UPLIZNA®(1)	93	8	101	65	55%
TAVNEOS®	76	5	81	44	84%
Ultra-Rare products(1)	205	9	214	164	30%
TEZSPIRE®	296	—	296	177	67%
Otezla®	514	110	624	629	(1%)
Enbrel®	1,008	7	1,015	1,015	—%
AMJEVITA®/AMGEVITA™	153	141	294	160	84%
BLINCYTO®	245	136	381	241	58%
Vectibix®	134	112	246	251	(2%)
KYPROLIS®	236	136	372	350	6%
LUMAKRAS®/LUMYKRAS™	53	32	85	77	10%
XGEVA®	369	192	561	527	6%
Nplate®	221	116	337	386	(13%)
IMDELLTRA®	67	—	67	—	N/A
MVASI®	108	65	173	188	(8%)
EPOGEN®	19	—	19	55	(65%)
Aranesp®	90	218	308	319	(3%)
Parsabiv®	39	36	75	89	(16%)
Neulasta®	72	26	98	239	(59%)
Other products(2)	294	67	361	295	22%
Total product sales	$6,509	$2,207	$8,716	$7,833	11%

N/A = not applicable
(1) Horizon-acquired products, and the Ultra-Rare products consist of RAVICTI®, PROCYSBI®, ACTIMMUNE®, QUINSAIR® and BUPHENYL®.
(2) Consists of (i) Aimovig®, KANJINTI®, AVSOLA®, RIABNI®, PAVBLU™, NEUPOGEN®, WEZLANA™/WEZENLA™, BEKEMV™, IMLYGIC®, Corlanor® and Sensipar®/Mimpara™, where Biosimilars total $218 million in Q4 ’24 and $135 million in Q4 ’23; and (ii) Horizon-acquired products including RAYOS®, PENNSAID® and DUEXIS®.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

$Millions, except percentages	FY ’24			FY ’23	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$1,139	$1,083	$2,222	$1,635	36%
EVENITY®	1,131	432	1,563	1,160	35%
Prolia®	2,885	1,489	4,374	4,048	8%
TEPEZZA®(1)	1,835	16	1,851	448	*
KRYSTEXXA®(1)	1,185	—	1,185	272	*
UPLIZNA®(1)	314	65	379	65	*
TAVNEOS®	256	27	283	134	*
Ultra-Rare products(1)	726	32	758	164	*
TEZSPIRE®	972	—	972	567	71%
Otezla®	1,699	427	2,126	2,188	(3%)
Enbrel®	3,288	28	3,316	3,697	(10%)
AMJEVITA®/AMGEVITA™	202	559	761	626	22%
BLINCYTO®	800	416	1,216	861	41%
Vectibix®	519	526	1,045	984	6%
KYPROLIS®	948	555	1,503	1,403	7%
LUMAKRAS®/LUMYKRAS™	214	136	350	280	25%
XGEVA®	1,507	718	2,225	2,112	5%
Nplate®	970	486	1,456	1,477	(1%)
IMDELLTRA®	115	—	115	—	N/A
MVASI®	449	278	727	800	(9%)
EPOGEN®	125	—	125	226	(45%)
Aranesp®	386	956	1,342	1,362	(1%)
Parsabiv®	203	153	356	362	(2%)
Neulasta®	318	113	431	848	(49%)
Other products(2)	1,115	230	1,345	1,191	13%
Total product sales	$23,301	$8,725	$32,026	$26,910	19%

* Change in excess of 100%
N/A = not applicable
(1) Horizon-acquired products, and the Ultra-Rare products consist of RAVICTI®, PROCYSBI®, ACTIMMUNE®, BUPHENYL® and QUINSAIR®.
(2) Consists of (i) Aimovig®, KANJINTI®, RIABNI®, AVSOLA®, NEUPOGEN®, Corlanor®, IMLYGIC®, BEKEMV™, PAVBLU™, WEZLANA™/WEZENLA™ and Sensipar®/Mimpara™, where Biosimilars total $725 million in FY ’24 and $490 million in FY ’23; and (ii) Horizon-acquired products including RAYOS®, PENNSAID® and DUEXIS®.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses decreased 2% year-over-year for the fourth quarter and increased 29% for the full year. Cost of Sales as a percentage of product sales decreased 4.0 percentage points for the fourth quarter primarily driven by lower amortization expense from the fair value step-up of inventory acquired from Horizon, partially offset by changes in our sales mix, and higher profit share and royalty expense. For the full year, cost of sales as a percentage of product sales increased 8.7 percentage points driven by higher amortization expense from Horizon acquisition-related assets and, to a lesser extent, higher profit share and royalty expense, partially offset by the Puerto Rico excise tax. Research & Development (R&D) expenses increased 12% for the fourth quarter driven by higher spend in later-stage clinical programs, partially offset by lower research and early pipeline spend. R&D expenses increased 25% for the full year driven by higher spend in later-stage clinical programs and marketed products support, including spend from Horizon-acquired programs. Selling, General & Administrative (SG&A) expenses decreased 17% for the fourth quarter primarily driven by lower Horizon acquisition-related expenses. SG&A expenses increased 15% for the full year primarily driven by expenses from the acquired Horizon business and other commercial expenses, partially offset by lower Horizon acquisition-related expenses incurred in 2024. Other operating expenses for the full year primarily consisted of impairment charges associated with in-process R&D (IPR&D) intangible assets related to our Teneobio, Inc. acquisition in 2021 and expenses related to cost-savings initiatives incurred in 2024.
•Operating Margin as a percentage of product sales increased 10.3 percentage points to 26.5% for the fourth quarter and decreased 6.6 percentage points to 22.7% for the full year.
•Tax Rate increased 9.8 percentage points in the fourth quarter and decreased 3.2 percentage points for the full year. The fourth quarter tax rate increase was related to deferred tax adjustments associated with the U.S. minimum tax on the earnings of our foreign subsidiaries and prior year favorable items, partially offset by the change in earnings mix as a result of the fourth quarter 2024 unrealized losses on our strategic equity investments (primarily BeiGene). The full year tax rate decrease was due to the change in earnings mix, including the net unrealized impacts of our strategic equity investments (primarily BeiGene), partially offset by the deferred tax adjustments associated with the U.S. minimum tax on the earnings of our foreign subsidiaries.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

On a non-GAAP basis:
•Total Operating Expenses increased 11% year-over-year for the fourth quarter and increased 24% for the full year. Cost of Sales as a percentage of product sales increased 1.3 percentage points for the fourth quarter driven by changes in our sales mix, and higher profit share and royalty expense. Cost of sales as a percentage of product sales increased 0.9 percentage points for the full year driven by higher profit share and royalty expense, partially offset by the Puerto Rico excise tax. R&D expenses increased 14% for the fourth quarter driven by higher spend in later-stage clinical programs, partially offset by lower spend in research and early pipeline. R&D expenses increased 25% for the full year driven by higher spend in later-stage clinical programs and marketed products support, including spend from Horizon-acquired programs. SG&A expenses increased 3% for the fourth quarter driven by higher general and administrative expenses. SG&A expenses increased 23% for the full year primarily driven by expenses from the acquired Horizon business and other marketed product expenses.
•Operating Margin as a percentage of product sales decreased 0.4 percentage points to 46.3% for the fourth quarter and decreased 2.9 percentage points to 46.9% for the full year.
•Tax Rate decreased 1.1 percentage points for the fourth quarter and decreased 2.0 percentage points for the full year. The fourth quarter tax rate decrease was primarily due to the change in earnings mix and net favorable items as compared to the prior year. The full year tax rate decrease was primarily due to the change in earnings mix as a result of the inclusion of the Horizon business and net favorable items as compared to the prior year.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	Q4 ’24	Q4 ’23	YOY Δ	Q4 ’24	Q4 ’23	YOY Δ
Cost of Sales	$3,112	$3,112	—%	$1,536	$1,278	20%
% of product sales	35.7%	39.7%	(4.0) pts.	17.6%	16.3%	1.3 pts.
Research & Development	$1,724	$1,534	12%	$1,698	$1,494	14%
% of product sales	19.8%	19.6%	0.2 pts.	19.5%	19.1%	0.4 pts.
Selling, General & Administrative	$1,878	$2,274	(17%)	$1,819	$1,764	3%
% of product sales	21.5%	29.0%	(7.5) pts.	20.9%	22.5%	(1.6) pts.
Other	$61	$5	*	$—	$—	N/A
Total Operating Expenses	$6,775	$6,925	(2%)	$5,053	$4,536	11%

Operating Margin
operating income as % of product sales	26.5%	16.2%	10.3 pts.	46.3%	46.7%	(0.4) pts.

Tax Rate	19.8%	10.0%	9.8 pts.	14.8%	15.9%	(1.1) pts.

pts: percentage points
* change in excess of 100%
N/A = not applicable

$Millions, except percentages	GAAP			Non-GAAP
	FY '24	FY '23	YOY Δ	FY '24	FY '23	YOY Δ
Cost of Sales	$12,858	$8,451	52%	$5,736	$4,573	25%
% of product sales	40.1%	31.4%	8.7 pts.	17.9%	17.0%	0.9 pts.
Research & Development	$5,964	$4,784	25%	$5,878	$4,700	25%
% of product sales	18.6%	17.8%	0.8 pts.	18.4%	17.5%	0.9 pts.
Selling, General & Administrative	$7,096	$6,179	15%	$6,782	$5,518	23%
% of product sales	22.2%	23.0%	(0.8) pts.	21.2%	20.5%	0.7 pts.
Other	$248	$879	(72%)	$—	$—	N/A
Total Operating Expenses	$26,166	$20,293	29%	$18,396	$14,791	24%

Operating Margin
operating income as % of product sales	22.7%	29.3%	(6.6) pts.	46.9%	49.8%	(2.9) pts.

Tax Rate	11.3%	14.5%	(3.2) pts.	14.5%	16.5%	(2.0) pts.

pts: percentage points
N/A = not applicable

Cash Flow and Balance Sheet
•The Company generated a record $4.4 billion of free cash flow in the fourth quarter of 2024 versus $0.3 billion in the fourth quarter of 2023, driven by timing of tax payments, timing of working capital, primarily collections, lower transaction expenses compared to the fourth quarter of 2023, which included significant costs tied to the closing of the Horizon acquisition, and business performance. The Company generated $10.4 billion of free cash flow for the full year 2024 versus $7.4 billion in 2023.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

•The Company’s fourth quarter 2024 dividend of $2.25 per share was declared on October 25, 2024, and was paid on December 9, 2024, to all stockholders of record as of November 18, 2024, representing a 6% increase from the same period in 2023.
•During the fourth quarter, there were no repayments or extinguishments of debt. For the full year 2024, the Company reduced principal debt outstanding by $4.5 billion.
•For the fourth quarter and full year, the Company repurchased 0.7 million shares of common stock at a total cost of $200 million.
•Cash and investments totaled $12.0 billion and debt outstanding totaled $60.1 billion as of December 31, 2024. Debt leverage was approximately 4.5 times EBITDA as of December 31, 2024.

$Billions, except shares	Q4 ’24	Q4 ’23	YOY Δ	FY '24	FY '23	YOY Δ
Operating Cash Flow	$4.8	$0.5	$4.2	$11.5	$8.5	$3.0
Capital Expenditures	$0.4	$0.2	$0.1	$1.1	$1.1	$0.0
Free Cash Flow	$4.4	$0.3	$4.1	$10.4	$7.4	$3.0
Dividends Paid	$1.2	$1.1	$0.1	$4.8	$4.6	$0.3
Share Repurchases	$0.2	$—	$0.2	$0.2	$—	$0.2
Average Diluted Shares (millions)	542	540	2	541	538	3

Note: Numbers may not add due to rounding

$Billions	12/31/24	12/31/23	YTD Δ
Cash and Investments	$12.0	$10.9	$1.0
Debt Outstanding	$60.1	$64.6	$(4.5)

Note: Numbers may not add due to rounding

2025 Guidance
For the full year 2025, the Company expects:
•Total revenues in the range of $34.3 billion to $35.7 billion.
•On a GAAP basis, EPS in the range of $10.89 to $12.14, and a tax rate in the range of 11.0% to 12.5%.
•On a non-GAAP basis, EPS in the range of $20.00 to $21.20, and a tax rate in the range of 15.0% to 16.0%.
•Capital expenditures to be approximately $2.3 billion.
•Share repurchases not to exceed $500 million.

Fourth Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine
MariTide (maridebart cafraglutide, AMG 133)
•MariTide is a differentiated peptide-antibody conjugate that activates the glucagon like peptide 1 (GLP-1) receptor and antagonizes gastric inhibitory polypeptide receptor (GIPR).
•In November 2024, data were presented from Part 1 of a Phase 2 chronic weight management study in adults who are living with overweight or obesity, with or without

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Type 2 diabetes mellitus. MariTide demonstrated robust weight loss at 52 weeks without a weight loss plateau, significant improvements in cardiometabolic parameters, and is the first obesity treatment with monthly or less frequent dosing to demonstrate safe and effective weight loss in a Phase 2 study.
•Part 2 of the Phase 2 chronic weight management study is ongoing in adults who are living with overweight or obesity, with or without Type 2 diabetes mellitus. Data readout is anticipated in H2 2025.
•A Phase 2 study investigating MariTide for the treatment of Type 2 diabetes mellitus is enrolling adults living with and without obesity. Data readout is anticipated in H2 2025.
•Planning for MARITIME, a broad Phase 3 program across multiple indications remains on track with the first studies expected to begin in H1 2025.

AMG 513
•A Phase 1 study of AMG 513 in people living with obesity was placed on clinical hold by the U.S. Food and Drug Administration (FDA). Discussions are underway on a path forward to reopen the study.

Olpasiran (AMG 890)
•Olpasiran is a potentially best-in-class small interfering ribonucleic acid (siRNA) molecule that reduces lipoprotein(a) (Lp(a)) synthesis in the liver.
•The OCEAN(a)-Outcomes trial, a Phase 3 cardiovascular (CV) outcomes study, is ongoing in patients with atherosclerotic CV disease and elevated Lp(a).
•A Phase 3 CV outcomes study in patients with elevated Lp(a) and at high risk for a CV event is expected to be initiated in H2 2025 / H1 2026.

Repatha
•VESALIUS-CV, a Phase 3 CV outcomes study of Repatha, is ongoing in patients at high CV risk without prior myocardial infarction or stroke. Data readout is event driven and anticipated in H2 2025.
•EVOLVE-MI, a Phase 4 study of Repatha administered within 10 days of an acute myocardial infarction to reduce the risk of CV events, is ongoing.

Rare Disease
TAVNEOS
•A Phase 3, open-label study of TAVNEOS in combination with rituximab or a cyclophosphamide-containing regimen is enrolling patients from 6 years to < 18 years of age with active ANCA-associated vasculitis (Granulomatosis with Polyangiitis (GPA) / Microscopic Polyangiitis (MPA)).

TEPEZZA
•Regulatory review is underway in multiple additional geographies including with the European Medicines Agency (EMA) where approval is anticipated in H2 2025.
•A Phase 3 study of TEPEZZA in Japan is enrolling patients with chronic or low clinical activity score TED.
•A Phase 3 study evaluating the subcutaneous route of administration of teprotumumab is enrolling patients with TED.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

KRYSTEXXA
•Data were presented in November 2024 from the AGILE study evaluating the safety, tolerability and efficacy of KRYSTEXXA administered with a shorter infusion duration in patients with uncontrolled gout receiving methotrexate as co-administration:
◦Safety and efficacy data from the 60-minute infusion duration cohort of the AGILE trial are similar to the MIRROR randomized clinical trial and current administration of KRYSTEXXA with methotrexate over at least 120 minutes.
•U.S. Regulatory filing for AGILE is underway.

UPLIZNA
•In January 2025, the FDA granted UPLIZNA Orphan Drug Designation for the treatment of generalized myasthenia gravis (gMG) based upon data from the Phase 3 MINT study. Regulatory filing activities are underway with submission anticipated to be complete in H1 2025.
•In November 2024, data were presented and simultaneously published in the New England Journal of Medicine from the Phase 3 MITIGATE study evaluating UPLIZNA compared to placebo in patients with immunoglobin G4-related disease (IgG4-RD). In this study, UPLIZNA demonstrated a statistically significant 87% reduction in IgG4-RD flares, this primary endpoint and all key secondary endpoints were met. The safety results in the placebo-controlled period were consistent with the established safety profile of UPLIZNA.
•The FDA accepted the regulatory submission for the Phase 3 MITIGATE study under priority review with a Prescription Drug User Fee Act (PDUFA) action date of April 3, 2025.

Dazodalibep
•Dazodalibep is a fusion protein that inhibits CD40L.
•Two Phase 3 studies of dazodalibep in Sjögren’s disease are enrolling patients. The first study is in patients with moderate-to-severe systemic disease activity, and the second study is in patients with moderate-to-severe symptomatic burden and low systemic disease activity.

Daxdilimab
•Daxdilimab is a fully human monoclonal antibody targeting immunoglobulin-like transcript 7 (ILT7).
•A Phase 2 study of daxdilimab is ongoing in patients with moderate-to-severe active primary discoid lupus erythematosus refractory to standard of care.
•A Phase 2 study of daxdilimab is ongoing in patients with dermatomyositis and antisynthetase inflammatory myositis.

Fipaxalparant
•Fipaxalparant is a lysophosphatidic acid receptor 1 (LPAR1) antagonist.
•A Phase 2 study of fipaxalparant in patients with diffuse cutaneous systemic sclerosis is complete. The study did not meet the primary or secondary endpoints. Further development of fipaxalparant in this indication will be discontinued.

Inflammation
TEZSPIRE
•The Company is planning to initiate Phase 3 studies in patients with moderate-to-very severe chronic obstructive pulmonary disease (COPD) and a BEC ≥ 150 cells/µl. Study initiation is anticipated in H1 2025.
•In December, the Company announced positive top-line results from the Phase 3 WAYPOINT trial in patients with chronic rhinosinusitis with nasal polyps:

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

◦Patients treated with TEZSPIRE had a statistically significant and clinically meaningful reduction in the size of nasal polyps and reduced nasal congestion compared to placebo.
◦The safety profile and tolerability of TEZSPIRE in the trial were consistent with the known profile of the medicine.
◦Regulatory submission is anticipated in H1 2025.
•A Phase 3 study of TEZSPIRE is enrolling patients with eosinophilic esophagitis.
•In severe asthma, the WAYFINDER Phase 3b study is complete and the PASSAGE Phase 4 real-world effectiveness study is ongoing. The SUNRISE Phase 3 study will be discontinued due to limited enrollment.

Rocatinlimab (AMG 451/KHK4083)
•Rocatinlimab is a first-in-class T-cell rebalancing monoclonal antibody targeting the OX40 receptor.
•The eight study ROCKET Phase 3 program evaluating rocatinlimab in patients with moderate-to-severe atopic dermatitis (AD) has enrolled over 3300 patients. Enrollment is now complete in seven studies.
•Key milestones from the ROCKET Phase 3 program:
◦ROCKET SHUTTLE is a 24-week study evaluating rocatinlimab in combination with topical corticosteroids and/or topical calcineurin inhibitors in adult patients with moderate-to-severe AD. Data readout is anticipated in H1 2025.
◦ROCKET IGNITE is a 24-week study evaluating rocatinlimab monotherapy in adult patients with moderate-to-severe AD. Data readout is anticipated in H1 2025.
◦ROCKET ASCEND is a study evaluating rocatinlimab maintenance therapy in adult and adolescent patients with moderate-to-severe AD. Data readout is anticipated in H2 2025.
◦ROCKET ASTRO is a 52-week study evaluating rocatinlimab in adolescent patients with moderate-to-severe AD. Data readout is anticipated in H2 2025.
•A Phase 2 study of rocatinlimab is enrolling patients with moderate-to-severe asthma.
•A Phase 3 study of rocatinlimab is enrolling patients with prurigo nodularis.

Otezla
•In November 2024, we made six data presentations at the American College of Rheumatology (ACR). Notable highlights include:
◦Otezla reduces axial inflammation in patients with psoriatic arthritis (PsA) as assessed by CANDEN Magnetic Resonance Imaging Scoring, results From the Phase 4 MOSAIC study.
◦FOREMOST oligoarticular PsA data presentations (4 posters), including 48-week data and data at 16 weeks showing that Otezla was associated with fewer patients progressing from < 4 to > 4 active joints when compared to placebo suggesting that Otezla reduced the progression from oligoarticular to polyarticular PsA.

Blinatumomab
•Blinatumomab is a BiTE molecule targeting CD19.
•A Phase 2 study of blinatumomab in autoimmune disease was initiated in patients with systemic lupus erythematosus (SLE).

Inebilizumab
•Inebilizumab is a monoclonal antibody targeting CD19.
•A Phase 2 study of inebilizumab in autoimmune disease was initiated in patients with SLE.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Ordesekimab (AMG 714/PRV-015)
•Ordesekimab is a monoclonal antibody that binds interleukin-15.
•A Phase 2b study of ordesekimab, conducted by Provention Bio, a Sanofi Company, in patients with nonresponsive celiac disease was completed as planned and did not meet primary or secondary endpoints. No safety concerns were noted.

AMG 104 (AZD8630)
•AMG 104 is an inhaled anti-thymic stromal lymphopoietin (TSLP) fragment antigen-binding (Fab).
•A Phase 2 study is enrolling patients with asthma.

Oncology
BLINCYTO
•In December 2024, data from a Phase 3 study (AALL1731) conducted by the Children's Oncology Group, were presented and simultaneously published in the New England Journal of Medicine. These data demonstrated that BLINCYTO added to chemotherapy significantly improves disease-free survival in newly diagnosed pediatric patients with National Cancer Institute standard risk B-cell precursor acute lymphoblastic leukemia (B-ALL) of average or higher risk of relapse.
•Golden Gate, a Phase 3 study of BLINCYTO alternating with low-intensity chemotherapy, is enrolling older adult patients with newly diagnosed Philadelphia chromosome (Ph)-negative B-ALL.
•A Phase 1/2 study of subcutaneous blinatumomab is ongoing in the dose-expansion and optimization phase in adult patients with relapsed or refractory Ph-negative B-ALL. The Company is planning to advance blinatumomab subcutaneous administration to a potentially registration-enabling Phase 2 portion of this study with initiation in H2 2025.

IMDELLTRA
•IMDELLTRA is a first-in-class delta-like ligand 3 (DLL3) targeting BiTE molecule.
•In 2024, IMDELLTRA received accelerated approval in the U.S. for the treatment of adult patients with extensive-stage small cell lung cancer (ES-SCLC) with disease progression on or after platinum-based chemotherapy. Marketing authorizations have subsequently been granted in Japan and in additional countries, including Canada, Brazil, Israel and Great Britain.
•The Company is advancing a comprehensive, global clinical development program across extensive-stage and limited-stage small cell lung cancer (SCLC):
◦DeLLphi-304, a Phase 3 study of IMDELLTRA in second-line ES-SCLC, is ongoing. Data readout is anticipated in H1 2025.
◦DeLLphi-305, a Phase 3 study of IMDELLTRA and durvalumab is enrolling patients with first-line ES-SCLC in the maintenance setting.
◦DeLLphi-306, a Phase 3 study of IMDELLTRA following concurrent chemoradiation therapy, is enrolling patients with limited-stage SCLC.
◦DeLLphi-308, a Phase 1b study evaluating subcutaneous tarlatamab, is enrolling patients with second line or later ES-SCLC.
◦DeLLphi-309, a Phase 2 study evaluating alternative intravenous dosing regimens in second-line ES-SCLC, was initiated.
◦DeLLphi-303, a Phase 1b study of IMDELLTRA in combination with a programmed cell death protein ligand-1 (PD-L1) inhibitor, carboplatin and etoposide or separately in combination with PD-L1 alone, is ongoing in patients with first-line ES-SCLC.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Xaluritamig (AMG 509)
•Xaluritamig is a first-in-class bispecific T-cell engager targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1).
•A Phase 3 study of xaluritamig is enrolling patients with metastatic castrate resistant prostate cancer (mCRPC) who have previously been treated with taxane-based chemotherapy.
•A Phase 1 monotherapy dose-expansion study of xaluritamig is enrolling mCRPC patients who have not yet received taxane-based chemotherapy and to enroll patients in a fully outpatient treatment setting to further improve administration convenience.
•A Phase 1 combination of xaluritamig with enzalutamide or abiraterone is enrolling patients with mCRPC in dose-escalation and dose-expansion respectively.
•A Phase 1b study evaluating neoadjuvant xaluritamig therapy prior to radical prostatectomy is enrolling patients with newly diagnosed localized intermediate or high‐risk prostate cancer.
•A Phase 1b study of xaluritamig is enrolling patients with high-risk biochemically recurrent prostate cancer after definitive therapy.

AMG 193
•AMG 193 is a first-in-class small molecule methylthioadenosine (MTA)-cooperative protein arginine methyltransferase 5 (PRMT5) inhibitor.
•A Phase 2 study evaluating the efficacy, safety, tolerability and pharmacokinetics of AMG 193 is enrolling patients with methylthioadenosine phosphorylase (MTAP)-null previously treated advanced non-small cell lung cancer (NSCLC).
•A Phase 1/1b/2 study of AMG 193 is enrolling patients with advanced MTAP-null solid tumors in the dose-expansion portion of the study.
•A Phase 1b study of AMG 193 alone or in combination with other therapies is enrolling patients with advanced MTAP-null thoracic malignancies.
•A Phase 1b study of AMG 193 in combination with other therapies is enrolling patients with advanced MTAP-null gastrointestinal, biliary tract, and pancreatic cancers.
•A Phase 1/2 study of AMG 193 in combination with IDE397, an investigational methionine adenosyltransferase 2A (MAT2A) inhibitor, is enrolling patients with advanced MTAP-null solid tumors.

Bemarituzumab
•Bemarituzumab is a first-in-class fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody.
•FORTITUDE-101, a Phase 3 study of bemarituzumab plus chemotherapy, is ongoing in patients with first-line gastric cancer. Data readout is anticipated in H1 2025.
•FORTITUDE-102, a Phase 1b/3 study of bemarituzumab plus chemotherapy and nivolumab is ongoing in patients with first-line gastric cancer. Phase 3 data readout is anticipated in H2 2025.
•FORTITUDE-103, a Phase 1b/2 study of bemarituzumab plus oral chemotherapy regimens with or without nivolumab, is enrolling patients with first-line gastric cancer.
•FORTITUDE-301, a Phase 1b/2 basket study of bemarituzumab monotherapy, is ongoing in patients with solid tumors with FGFR2b overexpression.

LUMAKRAS/LUMYKRAS
•In January 2025, the FDA approved LUMAKRAS in combination with Vectibix as a targeted, biomarker-driven combination therapy for the treatment of adult patients with KRAS G12C-mutated metastatic colorectal cancer (mCRC), as determined by an FDA-

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

approved test, who have received prior fluoropyrimidine-, oxaliplatin- and irinotecan-based chemotherapy.
•CodeBreaK 301, a Phase 3 study of LUMAKRAS in combination with Vectibix and FOLFIRI, is enrolling patients with first-line KRAS G12C–mutated CRC.
•Regulatory review by the EMA of the CodeBreaK 200 Phase 3 study of adults with previously treated locally advanced or metastatic KRAS G12C–mutated NSCLC concluded with the conditional status of marketing authorization maintained.
•CodeBreaK 202 (CB202), a Phase 3 study of LUMAKRAS plus chemotherapy vs. pembrolizumab plus chemotherapy, is enrolling patients with first-line KRAS G12C–mutated and PD-L1 negative advanced NSCLC.
•The ongoing CB202 study is being conducted to serve as confirmatory study and to support conversion of accelerated/conditional approval to full approval, in the US, EU and other regions where applicable.

Nplate
•The primary analysis of a Phase 3 study of Nplate as supportive care in chemotherapy-induced thrombocytopenia in gastrointestinal malignancies is complete. The Company continues to follow patients through a planned final analysis in H1 2025. Data presentation at a medical congress is anticipated in mid-2025.

Biosimilars
•A randomized, double-blind pharmacokinetic similarity study of ABP 206 compared with OPDIVO® (nivolumab) is enrolling patients with resected stage III or stage IV melanoma in the adjuvant setting. Data readout is anticipated in H2 2025.
•A randomized, double-blind comparative clinical study of ABP 206 compared with OPDIVO is enrolling patients with treatment-naïve unresectable or metastatic melanoma.
•A randomized, double-blind pharmacokinetic similarity study of ABP 234 compared with KEYTRUDA® (pembrolizumab) is enrolling patients with early-stage non-squamous non-small cell lung cancer as adjuvant treatment.
•A randomized, double-blind combined pharmacokinetic/comparative clinical study of ABP 234 compared to KEYTRUDA is enrolling patients with advanced or metastatic non-squamous non-small cell lung cancer.
•A randomized, double-blind, pharmacokinetic similarity/comparative clinical study of ABP 692 and OCREVUS® (ocrelizumab) was initiated and is currently enrolling patients with relapsing-remitting multiple sclerosis.

TEZSPIRE is being developed in collaboration with AstraZeneca.
AMG 104 is being developed in collaboration with AstraZeneca.
Rocatinlimab, formerly AMG 451/KHK4083, is being developed in collaboration with Kyowa Kirin.
Ordesekimab, formerly AMG 714 and also known as PRV-015, is being developed in collaboration with Provention Bio, a Sanofi Company. For the purposes of the collaboration, Provention Bio conducts a clinical trial and leads certain development and regulatory activities for the program.
Xaluritamig, formerly AMG 509, is being developed pursuant to a research collaboration with Xencor, Inc.
IDE397 is an investigational MAT2A inhibitor from IDEAYA Biosciences.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
KEYTRUDA is a registered trademark of Merck & Co., Inc.
OCREVUS is a registered trademark of Genentech, Inc.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the fourth quarters and full years of 2024 and 2023, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2025 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, divestitures, restructuring and certain other items from the related GAAP financial measures. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the fourth quarters and full years of 2024 and 2023. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Management has also presented Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and debt leverage ratio for 2024, both of which are non-GAAP financial measures. EBITDA is computed by adding interest expense, provision for income taxes, and depreciation and amortization expense to GAAP net income. Debt leverage ratio is calculated as the ratio of GAAP total debt to EBITDA.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s normal and recurring business activities by facilitating comparisons of results of normal and recurring business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity. The Company believes its debt leverage ratio provides a supplemental operating metric for the full year period as it compares the amount of cash generated by our operations for the year.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen discovers, develops, manufactures and delivers innovative medicines to help millions of patients in their fight against some of the world’s toughest diseases. More than 40 years ago, Amgen helped to establish the biotechnology industry and remains on the cutting-edge of innovation, using technology and human genetic data to push beyond what’s known today. Amgen is advancing a broad and deep pipeline that builds on its existing portfolio of medicines to treat cancer, heart disease, osteoporosis, inflammatory diseases and rare diseases.
In 2024, Amgen was named one of the “World’s Most Innovative Companies” by Fast Company and one of “America’s Best Large Employers” by Forbes, among other external recognitions. Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average®, and it is also part of the Nasdaq-100 Index®, which includes the largest and most innovative non-financial companies listed on the Nasdaq Stock Market based on market capitalization.
For more information, visit Amgen.com and follow Amgen on X, LinkedIn, Instagram, YouTube and Threads.

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd. or Kyowa Kirin Co., Ltd.), the performance of Otezla® (apremilast) (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), our acquisitions of Teneobio, Inc., ChemoCentryx, Inc., or Horizon (including the prospective performance and outlook of Horizon's business, performance and opportunities and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition, and any projected impacts from the Horizon acquisition on our acquisition-related expenses going forward), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. There can be no guarantee that we will be able to realize any of the strategic benefits, synergies or opportunities arising from the Horizon acquisition, and such benefits, synergies or opportunities may take longer to realize than expected. We may not be able to successfully integrate Horizon, and such integration may take longer, be more difficult or cost more than expected. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our environmental, social and governance objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Elissa Snook, 609-251-1407 (media)
Justin Claeys, 805-313-9775 (investors)

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Revenues:
Product sales	$8,716	$7,833	$32,026	$26,910
Other revenues	370	363	1,398	1,280
Total revenues	9,086	8,196	33,424	28,190

Operating expenses:
Cost of sales	3,112	3,112	12,858	8,451
Research and development	1,724	1,534	5,964	4,784
Selling, general and administrative	1,878	2,274	7,096	6,179
Other	61	5	248	879
Total operating expenses	6,775	6,925	26,166	20,293

Operating income	2,311	1,271	7,258	7,897

Other income (expense):
Interest expense, net	(747)	(821)	(3,155)	(2,875)
Other (expense) income, net	(782)	402	506	2,833

Income before income taxes	782	852	4,609	7,855

Provision for income taxes	155	85	519	1,138

Net income	$627	$767	$4,090	$6,717

Earnings per share:
Basic	$1.17	$1.43	$7.62	$12.56
Diluted	$1.16	$1.42	$7.56	$12.49

Weighted-average shares used in calculation of earnings per share:
Basic	537	535	537	535
Diluted	542	540	541	538

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	December 31,	December 31,
	2024	2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,973	$10,944
Trade receivables, net	6,782	7,268
Inventories	6,998	9,518
Other current assets	3,277	2,602
Total current assets	29,030	30,332

Property, plant and equipment, net	6,543	5,941
Intangible assets, net	27,699	32,641
Goodwill	18,637	18,629
Other noncurrent assets	9,930	9,611
Total assets	$91,839	$97,154

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$19,549	$16,949
Current portion of long-term debt	3,550	1,443
Total current liabilities	23,099	18,392

Long-term debt	56,549	63,170
Long-term deferred tax liabilities	1,616	2,354
Long-term tax liabilities	2,349	4,680
Other noncurrent liabilities	2,349	2,326
Total stockholders’ equity	5,877	6,232
Total liabilities and stockholders’ equity	$91,839	$97,154

Shares outstanding	537	535

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
GAAP cost of sales	$3,112	$3,112	$12,858	$8,451
Adjustments to cost of sales:
Acquisition-related expenses (a)	(1,576)	(1,834)	(7,122)	(3,842)
Certain net charges pursuant to our restructuring and cost-savings initiatives	—	—	—	(36)
Total adjustments to cost of sales	(1,576)	(1,834)	(7,122)	(3,878)
Non-GAAP cost of sales	$1,536	$1,278	$5,736	$4,573

GAAP cost of sales as a percentage of product sales	35.7%	39.7%	40.1%	31.4%
Acquisition-related expenses (a)	(18.1)	(23.4)	(22.2)	(14.3)
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.0	0.0	0.0	(0.1)
Non-GAAP cost of sales as a percentage of product sales	17.6%	16.3%	17.9%	17.0%

GAAP research and development expenses	$1,724	$1,534	$5,964	$4,784
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(26)	(28)	(86)	(55)
Certain net charges pursuant to our restructuring and cost-savings initiatives	—	(12)	—	(29)
Total adjustments to research and development expenses	(26)	(40)	(86)	(84)
Non-GAAP research and development expenses	$1,698	$1,494	$5,878	$4,700

GAAP research and development expenses as a percentage of product sales	19.8%	19.6%	18.6%	17.8%
Acquisition-related expenses (b)	(0.3)	(0.3)	(0.2)	(0.2)
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.0	(0.2)	0.0	(0.1)
Non-GAAP research and development expenses as a percentage of product sales	19.5%	19.1%	18.4%	17.5%

GAAP selling, general and administrative expenses	$1,878	$2,274	$7,096	$6,179
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (c)	(59)	(510)	(314)	(648)
Certain net charges pursuant to our restructuring and cost-savings initiatives	—	—	—	(13)
Total adjustments to selling, general and administrative expenses	(59)	(510)	(314)	(661)
Non-GAAP selling, general and administrative expenses	$1,819	$1,764	$6,782	$5,518

GAAP selling, general and administrative expenses as a percentage of product sales	21.5%	29.0%	22.2%	23.0%
Acquisition-related expenses (c)	(0.6)	(6.5)	(1.0)	(2.4)
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.0	0.0	0.0	(0.1)
Non-GAAP selling, general and administrative expenses as a percentage of product sales	20.9%	22.5%	21.2%	20.5%

GAAP operating expenses	$6,775	$6,925	$26,166	$20,293
Adjustments to operating expenses:
Adjustments to cost of sales	(1,576)	(1,834)	(7,122)	(3,878)
Adjustments to research and development expenses	(26)	(40)	(86)	(84)
Adjustments to selling, general and administrative expenses	(59)	(510)	(314)	(661)
Certain net charges pursuant to our restructuring and cost-savings initiatives (d)	(40)	(2)	(36)	(185)
Certain other expenses (e)	(21)	(3)	(212)	(694)
Total adjustments to operating expenses	(1,722)	(2,389)	(7,770)	(5,502)
Non-GAAP operating expenses	$5,053	$4,536	$18,396	$14,791

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
GAAP operating income	$2,311	$1,271	$7,258	$7,897
Adjustments to operating expenses	1,722	2,389	7,770	5,502
Non-GAAP operating income	$4,033	$3,660	$15,028	$13,399

GAAP operating income as a percentage of product sales	26.5%	16.2%	22.7%	29.3%
Adjustments to cost of sales	18.1	23.4	22.2	14.4
Adjustments to research and development expenses	0.3	0.4	0.2	0.3
Adjustments to selling, general and administrative expenses	0.6	6.5	1.0	2.6
Certain net charges pursuant to our restructuring and cost-savings initiatives (d)	0.5	0.1	0.1	0.7
Certain other expenses (e)	0.3	0.1	0.7	2.5
Non-GAAP operating income as a percentage of product sales	46.3%	46.7%	46.9%	49.8%

GAAP interest expense, net	$(747)	$(821)	$(3,155)	$(2,875)
Adjustments to interest expense, net:
Interest expense on acquisition-related debt (f)	—	19	—	807
Non-GAAP interest expense, net	$(747)	$(802)	$(3,155)	$(2,068)

GAAP other (expense) income, net	$(782)	$402	$506	$2,833
Adjustments to other (expense) income, net
Interest income and other expenses on acquisition-related debt (f)	—	(18)	—	(625)
Net losses (gains) from equity investments (g)	875	(217)	182	(1,522)
Total adjustments to other (expense) income, net	875	(235)	182	(2,147)
Non-GAAP other income, net	$93	$167	$688	$686

GAAP income before income taxes	$782	$852	$4,609	$7,855
Adjustments to income before income taxes:
Adjustments to operating expenses	1,722	2,389	7,770	5,502
Adjustments to interest expense, net	—	19	—	807
Adjustments to other income, net	875	(235)	182	(2,147)
Total adjustments to income before income taxes	2,597	2,173	7,952	4,162
Non-GAAP income before income taxes	$3,379	$3,025	$12,561	$12,017

GAAP provision for income taxes	$155	$85	$519	$1,138
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (h)	537	404	1,544	846
Other income tax adjustments (i)	(192)	(7)	(236)	(1)
Total adjustments to provision for income taxes	345	397	1,308	845
Non-GAAP provision for income taxes	$500	$482	$1,827	$1,983

GAAP tax as a percentage of income before taxes	19.8%	10.0%	11.3%	14.5%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (h)	0.7	6.1	5.1	2.0
Other income tax adjustments (i)	(5.7)	(0.2)	(1.9)	0.0
Total adjustments to provision for income taxes	(5.0)	5.9	3.2	2.0
Non-GAAP tax as a percentage of income before taxes	14.8%	15.9%	14.5%	16.5%

GAAP net income	$627	$767	$4,090	$6,717
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	2,060	1,769	6,408	3,316
Other income tax adjustments (i)	192	7	236	1
Total adjustments to net income	2,252	1,776	6,644	3,317
Non-GAAP net income	$2,879	$2,543	$10,734	$10,034

Note: Numbers may not add due to rounding

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended December 31, 2024		Three months ended December 31, 2023
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$627	$2,879	$767	$2,543

Weighted-average shares for diluted EPS	542	542	540	540

Diluted EPS	$1.16	$5.31	$1.42	$4.71

	Twelve months ended December 31, 2024		Twelve months ended December 31, 2023
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$4,090	$10,734	$6,717	$10,034

Weighted-average shares for diluted EPS	541	541	538	538

Diluted EPS	$7.56	$19.84	$12.49	$18.65

(a)	The adjustments related primarily to noncash amortization of intangible assets and fair value step-up of inventory acquired from business acquisitions.

(b)	For the three and twelve months ended December 31, 2024, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition. For the three months ended December 31, 2023, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition. For the twelve months ended December 31, 2023, the adjustments related primarily to noncash amortization of intangible assets acquired from business acquisitions.

(c)	For the three and twelve months ended December 31, 2024 and 2023, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition.

(d)	For the three and twelve months ended December 31, 2024 and 2023, the adjustments related to separation costs associated with our restructuring plan and other cost-savings initiatives.

(e)	For the twelve months ended December 31, 2024, the adjustments related primarily to impairment charges for IPR&D intangible assets related to our Teneobio, Inc. acquisition from 2021. For the twelve months ended December 31, 2023, the adjustments related primarily to a net IPR&D intangible asset impairment charge for AMG 340.

(f)	For the three and twelve months ended December 31, 2023, the adjustments included (i) interest expense and income on senior notes issued in March 2023 and (ii) debt issuance costs and other fees related to our bridge credit and term loan credit agreements, incurred prior to the closing of our acquisition of Horizon.

(g)	For the three and twelve months ended December 31, 2024, the adjustments related primarily to our BeiGene equity fair value adjustment. For the twelve months ended December 31, 2023, the adjustments related primarily to our BeiGene equity fair value adjustment.

(h)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, the tax impact of adjustments, including the amortization of intangible assets and acquired inventory, gains and losses on our investments in equity securities and expenses related to restructuring and cost-savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the three and twelve months ended December 31, 2024, was 20.7% and 19.4%, respectively, compared to 18.6% and 20.3% for the corresponding periods of the prior year.

(i)	The adjustments related to certain acquisition items, prior period and other items excluded from GAAP earnings.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$4,771	$538	$11,490	$8,471
Net cash used in investing activities	(402)	(27,089)	(1,046)	(26,204)
Net cash (used in) provided by financing activities	(1,407)	2,754	(9,415)	21,048
Increase (decrease) in cash and cash equivalents	2,962	(23,797)	1,029	3,315
Cash and cash equivalents at beginning of period	9,011	34,741	10,944	7,629
Cash and cash equivalents at end of period	$11,973	$10,944	$11,973	$10,944

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$4,771	$538	$11,490	$8,471
Capital expenditures	(371)	(249)	(1,096)	(1,112)
Free cash flow	$4,400	$289	$10,394	$7,359

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP Net Income to EBITDA and Debt Leverage Ratio Calculation
(Dollars in millions)
(Unaudited)

Twelve months ended December 31, 2024
GAAP Net Income	$4,090
Depreciation and amortization	5,592
Interest expense, net	3,155
Provision for income taxes	519
EBITDA(a)	$13,356

As of December 31, 2024
Current portion of long-term debt	$3,550
Long-term debt	56,549
Total GAAP Debt	$60,099

As of December 31, 2024
Total GAAP Debt	$60,099
EBITDA	$13,356
Debt leverage ratio	4.5

(a)	2024 EBITDA includes amortization of inventory step-up of $2.4 billion and net losses from equity investments of $182 million.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2025
(Unaudited)

GAAP diluted EPS guidance	$10.89	—	$12.14
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	9.06	—	9.11
Non-GAAP diluted EPS guidance	$20.00	—	$21.20

* The known adjustments are presented net of their related tax impact, which amount to approximately $1.54 per share.

(a) The adjustments include noncash amortization of intangible assets and fair value step-up of inventory acquired in business acquisitions.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2025
(Unaudited)

GAAP tax rate guidance	11.0%	—	12.5%
Tax rate of known adjustments discussed above	3.5%	—	4.0%
Non-GAAP tax rate guidance	15.0%	—	16.0%